CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2014, relating to the financial statements and financial highlights which appears in the September 30, 2014 Annual Report to Shareholders of the Nuveen Symphony International Equity Fund, Nuveen Symphony Large-Cap Growth Fund, Nuveen Symphony Low Volatility Equity Fund, Nuveen Symphony Mid-Cap Core Fund and Nuveen Symphony Small Cap Core Fund (each a series of Nuveen Investment Trust II) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
January 28, 2015